EXHIBIT 99(A)(1)
                                                                ----------------

                        WESTCOAST HOSPITALITY CORPORATION

        OFFER TO EXCHANGE OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES
                    HAVING AN EXERCISE PRICE OF $15 PER SHARE
          TO PURCHASE COMMON STOCK UNDER THE 1998 STOCK INCENTIVE PLAN

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
         5:00 P.M., PACIFIC DAYLIGHT TIME, ON WEDNESDAY, JULY 31, 2002,
                          UNLESS THE OFFER IS EXTENDED.

      WestCoast Hospitality Corporation is offering to exchange certain outstanding stock options held by eligible employees under its 1998 Stock Incentive Plan, as amended (the "1998 Plan"), for new nonqualified stock options with a new exercise price. Only options with an exercise price of $15 per share are eligible for exchange. The new stock options will be granted under the 1998 Plan. All current employees who hold options under the 1998 Plan are eligible to participate in the offer, including our executive officers. Our non-employee directors are not eligible to participate in this offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the offer). We will grant an option for one option share for every two option shares that we accept for exchange. Therefore, the number of shares of common stock subject to the new option to be granted to each option holder will be equal to one half of the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the tendered options accepted for exchange.

      Some additional key features of the new options will include:

      o the new options will initially be unvested; one-half of the options will vest six months following the date of grant, one-fourth of the options will vest on the first anniversary of the date of grant, and the remaining one-fourth of the options will vest on the second anniversary of the date of grant;

      o the exercise price of the new options will equal the closing sale price of our common stock as reported by the New York Stock Exchange on the business day immediately preceding the date of grant;

      o    the new options will be nonqualified stock options;

      o the term of the new options will be ten years from their date of grant; and

      o except as otherwise set forth above, the other terms and conditions of the new options will be substantially the same as the tendered options.

      The accompanying Summary Term Sheet summarizes the terms of this offer in question and answer format, and the accompanying offer to exchange describes the terms in greater detail. We urge you to read these documents carefully and in their entirety. This offer is subject to the conditions described in Section 6 below.

      If you tender your options for exchange as described in the offer, we will grant you a new option under the 1998 Plan and issue you a new option agreement reflecting the grant.

      IN ORDER TO RECEIVE THE NEW OPTION, YOU MUST STILL BE EMPLOYED WITH US ON THE REPLACEMENT GRANT DATE. YOUR ELECTION TO PARTICIPATE IN THIS OFFER DOES NOT IN ANY WAY CHANGE YOUR STATUS AS AN AT-WILL EMPLOYEE.

      We are implementing this offer because many of our employees have stock options with an exercise price of $15 per share, which is significantly above our current and recent trading prices. We believe that this offer will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to obtain value from their options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

      Shares of our common stock are listed on the New York Stock Exchange under the symbol WEH. On June 27, 2002, the closing sale price of the common stock on the New York Stock Exchange was $6.70 per share. WE RECOMMEND THAT YOU OBTAIN THE CURRENT MARKET PRICE FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

      You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange or the letter of transmittal to Patricia Stapleton, WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201 (e-mail:
pat.stapleton@westcoasthotels.com) (telephone: (509) 777-6321).

                                    IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the accompanying letter of transmittal in accordance with its instructions, and mail or otherwise deliver it to us at WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201, Attn: Patricia Stapleton. Please allow sufficient time to ensure that we receive the letter of transmittal by the deadline of 5:00 p.m. Pacific Daylight Time on July 31, 2002. You do not need to return your existing stock option agreement to participate in this offer.

      We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, in our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                           PAGE

SUMMARY TERM SHEET                                                           1

THE OFFER                                                                    5

1.    Eligibility; Number of Options; Expiration Date                        5
2.    Purpose of the Offer                                                   6
3.    Procedures for Tendering Options                                       7
4.    Withdrawal Rights                                                      7
5.    Acceptance of Options for Exchange and Issuance of New Options         8
6.    Conditions of the Offer                                                9
7.    Price Range of Our Common Stock                                       11
8.    Source and Amount of Consideration; Terms of New Options              11
9.    Information Concerning WestCoast Hospitality Corporation              13
10.   Interests of Directors and Officers; Transactions and
        Arrangements Concerning the Options                                 15
11.   Status of Options Acquired by Us in the Offer; Accounting
        Consequences of the Offer                                           15
12.   Legal Matters; Regulatory Approvals                                   16
13.   Material Federal Income Tax Consequences                              16
14.   Extension of Offer; Termination; Amendment                            17
15.   Fees and Expenses                                                     17
16.   Additional Information                                                18
17.   Miscellaneous                                                         18

SCHEDULE A:   Information Concerning the Directors and Executive Officers of
                     WestCoast Hospitality Corporation

                               SUMMARY TERM SHEET

      THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS THAT YOU MAY HAVE ABOUT THIS OFFER. WE URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO EXCHANGE AND THE ACCOMPANYING LETTER OF TRANSMITTAL BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE, AND ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THIS OFFER TO EXCHANGE AND THE LETTER OF TRANSMITTAL.

1.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering to exchange all outstanding stock options held by our current employees under our 1998 Plan that have an exercise price of $15 per share. Employees may not exchange a portion of their options. The new options issued in exchange for tendered options will be issued under the 1998 Plan.

2.    WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

      All current employees, including our executive officers, who hold options under the 1998 Plan having an exercise price of $15 per share are eligible to participate in the offer. Our non-employee directors are not eligible to participate in this offer. Other option holders who are not current employees are also ineligible to participate in the offer.

3.    WHY ARE WE MAKING THE OFFER?

      Many of our outstanding options, whether or not they are currently exercisable, have an exercise price of $15 per share, which is significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the business day before the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and to create better performance incentives for employees.

4.    WHAT ARE THE CONDITIONS TO THE OFFER?

      The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to a number of conditions, including the conditions described in Section 6.

5. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER I TENDER MY OPTIONS IN ORDER TO RECEIVE THE NEW OPTION?

      To receive a grant of a new option pursuant to the offer, you must be an employee of WestCoast Hospitality Corporation from the date you tender your options through and including the date we grant the new option. As discussed below, we will not grant the new option until on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. IF YOU DO NOT CONTINUE TO BE EMPLOYED BY WESTCOAST HOSPITALITY CORPORATION FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. For purposes of this eligibility requirement, we will consider you to be an employee during any period that you are on an approved leave of absence from WestCoast Hospitality Corporation.

6. HOW MANY SHARES WILL BE COVERED BY THE NEW OPTION I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

      We will grant you a new option to purchase half the total number of shares of our common stock that are subject to the options you tender. (If the options you tender are exercisable for an odd number of shares, we will round up the number of shares subject to the new option to the nearest whole number.) The new option will be granted under our 1998 Plan and will be subject to the terms and conditions of that plan and a new option agreement.

7.    WHEN WILL I RECEIVE MY NEW OPTION?

      We will grant the new option on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel the tendered options on July 31, 2002, which is the scheduled expiration date of the offer, the grant date of the new option will be on or about February 3, 2003.

8. WHY WON'T I RECEIVE MY NEW OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

      If we were to grant the new option on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we could be required for financial reporting purposes to record compensation expenses against our earnings. These expenses would reduce our reported earnings and could adversely impact our stock price. By deferring the grant of the new option for at least six months and one day, we believe we will not have to record such compensation expenses.

9. IF I TENDER MY OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTION?

      No. Because of accounting rules that could apply to these interim grants as a result of the offer, we do not expect to grant new options to tendering option holders until at least six months and one day after the date we cancel the options accepted for exchange. After that, we may or may not grant additional options to tendering option holders.

10. WHAT HAPPENS IF WESTCOAST HOSPITALITY CORPORATION IS ACQUIRED BY ANOTHER COMPANY DURING THE PERIOD AFTER MY OPTIONS ARE CANCELED BUT BEFORE I AM GRANTED A NEW OPTION?

      Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new option we might enter into an agreement for a merger or reorganization of WestCoast Hospitality Corporation in which it is not the surviving entity. In the event we do enter into such a transaction, to the extent the acquiring company agrees to assume our other outstanding options, we will make appropriate provision in the agreement of reorganization for the surviving entity to assume the obligation to issue new options to employees who tender in the offer.

      In such an event, new options issued pursuant to this exchange would be treated in the same manner as outstanding options assumed by the surviving entity. Thus, if such a transaction were to occur, and the acquiring company agreed to assume our outstanding options, you would receive a new option in the surviving entity provided that you remain continuously employed with WestCoast Hospitality Corporation and the acquiring company through the new grant date. The number of shares subject to the new option would be determined by adjusting the number of shares of our common stock that would have been subject to the option you would have received in the absence of the transaction in the same manner as options assumed by the surviving entity in connection with the transaction. Thus, the new option may not cover the same number of shares in the surviving entity as the number of shares of WestCoast Hospitality Corporation that would have been covered by your new option if the transaction did not occur. The exercise price per share of the new option would be the closing sale price of the acquiring company's stock on the new grant date.

      Although we currently have no plans to enter into any such transaction, in the event of a sale of some of our assets, such as a division or part of the company, the acquiring company would not be obligated to assume the obligation to issue new options under the offer. If you became an employee of the acquiring company in connection with such a transaction, you would not receive an option to purchase stock or securities of the acquiring company or any other consideration in exchange for your tendered options.

      We cannot guarantee that the acquiring company in any merger, acquisition, or similar transaction would agree to assume existing options and therefore the obligation to issue new options. Therefore, it is possible that you may not receive any new option, stock or securities of the surviving company or other consideration in exchange for your tendered options if we are acquired before the new option is granted.

11.   WHAT WILL THE EXERCISE PRICE OF THE NEW OPTION BE?

      The exercise price of the new option will be equal to the closing sale price of our common stock on the New York Stock Exchange on the business day immediately preceding the date on which we grant the new option. The closing sale price of our stock on the New York Stock Exchange was $6.70 per share on June 27, 2002. We cannot predict what the market price of our stock will be when the exercise price of the new option is established, however. IT IS POSSIBLE THAT THE PRICE WILL BE HIGHER THAN $15. WE RECOMMEND THAT YOU OBTAIN THE CURRENT MARKET PRICE FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

12.   WHEN AND HOW WILL THE NEW OPTION VEST?

      The new option will vest on a different schedule than the options tendered and accepted for exchange pursuant to the offer. The new option will initially be unvested; thereafter one-half of the new option will vest six months following the date of grant, an additional one-fourth of the new option will vest on the first anniversary of the date of grant, and the remaining one-fourth of the new option will vest on the second anniversary of the date of grant.

13.   WHY WILL THE NEW OPTION NOT START VESTING IMMEDIATELY?

      Under the Fair Labor Standards Act (FLSA), a company is required to include gains from option exercises in the overtime pay calculation for non-exempt employees unless the options satisfy the applicable exemption under the FLSA. One of the requirements for the FLSA exemption is that options not be exercisable for the first six months after the options are granted. To satisfy this requirement, none of the new options granted to employees participating in the offer will vest until six months after their grant date.

14.   WHAT SHOULD I CONSIDER IN DECIDING WHETHER TO EXCHANGE MY OPTIONS?

      You must decide for yourself whether to exchange your options. The decision is a complex one that depends on the assumptions you make about several factors. Among the more important are (i) the exercise price of your existing options (that is, $15 per share), (ii) the exercise price of the new option, and
(iii) the price of our stock when you exercise your new option. Although you know that the exercise price of your existing options is $15, it is not possible to know what the exercise price of the new option will be or what the price of our stock will be when you wish to exercise your option. Thus, your decision will depend largely on what assumptions you make about what those two prices will be.

15.   DO I HAVE TO EXCHANGE ALL OF MY OPTIONS?

      Yes. You may not exchange only part of an option. If you have more than one option with an exercise price of $15 per share, you must exchange all of such options in order to participate in the offer.

16. IF I AM A U.S. RESIDENT FOR U.S. FEDERAL INCOME TAX PURPOSES, WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      If you exchange your current options for a new option, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new option, you will not be required under current law to recognize income for U.S. federal income tax purposes.

      We recommend that you consult with your own tax advisor to determine the tax consequences of tendering your options pursuant to the offer.

17. IF I AM SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UNITED STATES, WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      You may be taxed on either the exchange of your options for a new option or the grant of the new option. The foreign tax consequences of the offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes due in any foreign jurisdiction as a result of the exchange offer. You are urged to consult your own tax advisor to determine any foreign tax consequences to you of participating in the offer.

18. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

      The offer expires on July 31, 2002, at 5:00 p.m., Pacific Daylight Time, unless it is extended by us.

      We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Daylight Time, on the next business day following the previously scheduled expiration of the offer period, and your new option will be granted on or about the first business day that is at least six months and one day following the rescheduled expiration of the offer.

19.   HOW DO I TENDER MY OPTIONS?

      If you decide to tender your options for exchange, you must deliver a properly completed and duly executed letter of transmittal before 5:00 p.m., Pacific Daylight Time, on July 31, 2002, to WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201, Attn: Patricia Stapleton.

      If the offer is extended by us beyond that time, you must deliver the letter of transmittal before the extended expiration of the offer.

      No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by you or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept properly and timely tendered options that are not validly withdrawn promptly after the expiration of the offer.

20.   DO I NEED TO DO ANYTHING IF I DO NOT WISH TO TENDER MY OPTIONS?

      No. If you do not deliver a properly completed and duly executed letter of transmittal before the expiration of the offer, you will not be a participant in the offer.

21.   DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?

      You may withdraw your tendered options at any time before 5:00 p.m., Pacific Daylight Time, on July 31, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Daylight Time, on August 15, 2002, you may withdraw your tendered options at any time after August 15, 2002. TO WITHDRAW YOUR TENDERED OPTIONS, YOU MUST DELIVER TO US A WRITTEN NOTICE OF WITHDRAWAL, OR A FACSIMILE THEREOF, WITH THE REQUIRED INFORMATION WHILE YOU STILL HAVE THE RIGHT TO WITHDRAW THE TENDERED OPTIONS. Once you have withdrawn your options, you may re-tender the options only by again following the delivery procedures described above.

22. WHAT DOES WESTCOAST HOSPITALITY CORPORATION AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

      Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender.

23.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      For additional information or assistance, you should contact:

           WestCoast Hospitality Corporation
           201 West North River Drive, Suite 100
           Spokane, Washington 99201
           Attention: Patricia Stapleton
           Telephone: (509) 777-6321
           Facsimile: (509) 325-7324
           E-mail: pat.stapleton@westcoasthotels.com

                                    THE OFFER

1.    ELIGIBILITY; NUMBER OF OPTIONS; EXPIRATION DATE.

      Upon the terms and subject to the conditions of the offer, we will issue new options to purchase common stock under the 1998 Plan in exchange for all eligible outstanding options under the 1998 Plan that are properly tendered and not validly withdrawn in accordance with Section 4 before the expiration date, as defined below. Eligible outstanding options are all options that have an exercise price of $15 per share and are held by employees eligible to participate in the offer.

      All of our current employees, including our executive officers, who hold options under the 1998 Plan that have an exercise price of 15 per share are eligible to participate in the offer. Our non-employee directors are not eligible to participate in the offer. An employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the offer, irrespective of the effective date of such termination.

      If your options are properly tendered and accepted for exchange, we will grant you a new option to purchase half the total number of shares of our common stock that are subject to the options that you tender, subject to adjustments for any stock splits, stock dividends and similar events. (If the options you tender are exercisable for an odd number of shares, we will round up the number of shares subject to the new option to the nearest whole number.) The new option will be subject to the terms of the 1998 Plan and to a new option agreement.

      TO BE ELIGIBLE TO RECEIVE A NEW OPTION, YOU MUST CONTINUE AS AN EMPLOYEE OF WESTCOAST HOSPITALITY CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTION. (FOR PURPOSES OF THIS ELIGIBILITY REQUIREMENT, WE WILL CONSIDER YOU TO BE AN EMPLOYEE DURING ANY PERIOD THAT YOU ARE ON AN APPROVED LEAVE OF ABSENCE FROM WESTCOAST HOSPITALITY CORPORATION.) IF YOU DO NOT SATISFY THIS REQUIREMENT, YOU WILL NOT RECEIVE A NEW OPTION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

      The term "expiration date" means 5:00 p.m., Pacific Daylight Time, on July 31, 2002, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term expiration date refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

      If we decide to take any of the following actions, we will give you notice of such action, and if the offer is scheduled to expire earlier than the tenth business day after we give you that notice, we will also extend the offer so that this offer is open for a period of at least ten business days after the date of such notice:

      o we increase or decrease the amount of consideration offered for the options; or

      o  we decrease the number of options eligible to be tendered in the offer.

      For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      We also reserve the right, in our discretion, at any time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      As of July 2, 2002, options to purchase 1,226,991 shares of our common stock were issued and outstanding under the 1998 Plan. Of these options, options to purchase 646,188 shares of our common stock had an exercise price of $15 per share and were held by eligible employees. The shares of common stock issuable as of July 2, 2002 upon exercise of vested and unvested options that we are offering to exchange represent approximately 52.7% of the total shares of common stock issuable as of that date upon exercise of all vested and unvested options outstanding under the 1998 Plan.

      All options accepted by us pursuant to this offer will be canceled.

2.    PURPOSE OF THE OFFER.

      We issued the options outstanding under the 1998 Plan for the following purposes:

      o to provide our employees an opportunity to acquire or increase a proprietary interest in WestCoast Hospitality Corporation, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

      o  to encourage our employees to continue their service with us.

      Many of our outstanding options, whether or not they are currently exercisable, have an exercise price of $15 per share, which is significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the business day before the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and to create better performance incentives for employees.

      THE NEW OPTIONS ISSUED IN EXCHANGE FOR EXISTING OPTIONS TENDERED IN THIS OFFER WILL BE EXERCISABLE FOR ONLY ONE-HALF THE NUMBER OF SHARES SUBJECT TO THE EXISTING OPTIONS. CONSEQUENTLY, UNLESS THE EXERCISE PRICE OF THE NEW OPTIONS IS LESS THAN $15 PER SHARE, PARTICIPATING IN THE EXCHANGE WILL NOT BE BENEFICIAL. CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE HOSPITALITY SECTOR AND OUR BUSINESS IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALE PRICE OF OUR COMMON STOCK ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF THE NEW OPTIONS) WILL BE LESS THAN $15, OR THAT THE NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.

      Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans, proposals or negotiations that relate to or would result in:

      (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

      (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

      (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      (d) any change in our present board of directors or management (other than changes to comply with listing requirements of the New York Stock Exchange), including but not limited to any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

      (e)  any other material change in our corporate structure or business;

      (f)  our common stock not being listed on the New York Stock Exchange;

      (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

      (i) the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

      (j) any change in our articles of incorporation or bylaws, or any other actions that could impede the acquisition of control of us by any person.

      Neither we nor our board of directors make any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.    PROCEDURES FOR TENDERING OPTIONS.

      PROPER TENDER OF OPTIONS. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof. We must receive the letter of transmittal before the expiration date at WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201, Attn: Patricia Stapleton.

      If you do not turn in your letter of transmittal by the deadline, then you will not participate in the offer, and the options with an exercise price of $15 per share that you currently hold will remain unchanged.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

      OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Tender of your options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

      Subject to our rights to extend, delay, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

      You may only withdraw your tendered options in accordance with the provisions of this Section 4.

      You may withdraw your tendered options at any time before 5:00 p.m., Pacific Daylight Time, on July 31, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Pacific Daylight Time, on August 15, 2002, you may withdraw your tendered options at any time after August 15, 2002.

      To validly withdraw a tendered option, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered option. The notice of withdrawal must specify the name of the option holder and expressly state that the option tender is withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the option to be withdrawn exactly as such option holder's name appears on the option agreement evidencing such option. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal. The written notice of withdrawal must be delivered to WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201, Attn: Patricia Stapleton (facsimile (509) 325-7324).

      You may not rescind any withdrawal, and the option you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender the option before the expiration date by following the procedures described in Section 3.

      Neither WestCoast Hospitality Corporation nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Subject to our rights described in Section 1, if your options are properly tendered by July 31, 2002 (the scheduled expiration date of the offer) and we accept the options for exchange and cancel them on that date, the grant date of your new option will be on or about February 3, 2003, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted a new option on a subsequent business day which is on or about the first business day that is at least six months and one day following the extended expiration date.

      The new option that we grant you will entitle you to purchase a number of shares of our common stock equal to one half of the number of shares subject to the options you tender, subject to adjustments for any stock splits, stock dividends and similar events. If the options you tender are exercisable for an odd number of shares, we will round up the number of shares subject to the new option to the nearest whole number.

      TO BE ELIGIBLE TO RECEIVE A NEW OPTION, YOU MUST CONTINUE AS AN EMPLOYEE OF WESTCOAST HOSPITALITY CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU TENDER YOUR OPTIONS THROUGH AND INCLUDING THE DATE WE GRANT THE NEW OPTION. (FOR PURPOSES OF THIS ELIGIBILITY REQUIREMENT, WE WILL CONSIDER YOU TO BE AN EMPLOYEE DURING ANY PERIOD THAT YOU ARE ON AN APPROVED LEAVE OF ABSENCE FROM WESTCOAST HOSPITALITY CORPORATION.) IF YOU DO NOT SATISFY THIS REQUIREMENT, YOU WILL NOT RECEIVE A NEW OPTION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE.

      Because of accounting rules, we do not expect to grant new options to tendering option holders until at least six months and one day after the date we cancel the options accepted for exchange. After that, we may or may not grant additional options to tendering option holders.

      Although we currently have no plans to enter into any such transaction, it is possible that before we grant the new option we might enter into an agreement for a merger or reorganization of WestCoast Hospitality Corporation in which it is not the surviving entity. In the event we do enter into such a transaction, to the extent the acquiring company agrees to assume our other outstanding options, we will make appropriate provision in the agreement of reorganization for the surviving entity to assume the obligation to issue new options to employees who tender in the offer.

      In such an event, new options issued pursuant to this exchange would be treated in the same manner as outstanding options assumed by the surviving entity. Thus, if such a transaction were to occur, and the acquiring company agreed to assume our outstanding options, you would receive a new option in the surviving entity provided that you remain continuously employed with WestCoast Hospitality Corporation and the acquiring company through the new grant date. The number of shares subject to the new option would be determined by adjusting the number of shares of our common stock that would have been subject to the option you would have received in the absence of the transaction in the same manner as options assumed by the surviving entity in connection with the transaction. Thus, the new option may not cover the same number of shares in the surviving entity as the number of shares of WestCoast Hospitality Corporation that would have been covered by your new option if the transaction did not occur. The exercise price per share of the new option would be the closing sale price of the acquiring company's stock on the new grant date.

      Although we currently have no plans to enter into any such transaction, in the event of a sale of some of our assets, such as a division or part of the company, the acquiring company would not be obligated to assume the obligation to issue new options under the offer. If you became an employee of the acquiring company in connection with such a transaction, you would not receive an option to purchase stock or securities of the acquiring company or any other consideration in exchange for your tendered options.

      We cannot guarantee that the acquiring company in any merger, acquisition, or similar transaction would agree to assume existing options and therefore the obligation to issue new options. Therefore, it is possible that you may not receive any new option, stock or securities of the surviving company or other consideration in exchange for your tendered options if we are acquired before the new option is granted.

      We reserve the right, in the event of any transaction described in the preceding paragraphs, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our shareholders.

      For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release. Subject to our rights to extend, delay, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.    CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after July 2, 2002 and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

      (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of WestCoast Hospitality Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

           (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

           (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

           (3)  materially impair the contemplated benefits of the offer to us;
                or

           (4) materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of WestCoast Hospitality Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

      (c)  there shall have occurred:

           (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

           (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

           (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

           (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

           (5) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of WestCoast Hospitality Corporation or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

           (6) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

      (d) there shall have occurred any change in accounting principles generally accepted in the United States of America which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

      (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

           (1) any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 2, 2002;

           (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before July 2, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

           (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

      (f) any change or changes shall have occurred in the business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership of WestCoast Hospitality Corporation or our subsidiaries that, in our reasonable judgment, is or may be material to WestCoast Hospitality Corporation or our subsidiaries.

      The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF OUR COMMON STOCK.

      Our common stock is listed on the New York Stock Exchange under the symbol WEH. The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the New York Stock Exchange.

      QUARTER ENDED                                HIGH              LOW
      -------------                                ----              ---
      CALENDAR YEAR 2002
      June 30 (through June 27)                   $7.75             $6.69
      March 31                                    $8.00             $6.20
      CALENDAR YEAR 2001
      December 31                                 $6.49             $5.93
      September 30                                $7.98             $6.00
      June 30                                     $7.48             $5.08
      March 31                                    $5.56             $4.95
      CALENDAR YEAR 2000
      December 31                                 $5.81             $5.00
      September 30                                $7.19             $6.00
      June 30                                     $8.38             $6.69
      March 31                                    $8.31             $6.69

      As of June 27, 2002, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $6.70 per share.

      WE RECOMMEND THAT YOU OBTAIN THE CURRENT MARKET PRICE FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      CONSIDERATION. We will issue new options to purchase common stock under the 1998 Plan in exchange for outstanding eligible options properly tendered by employees and accepted for exchange by us. We will grant an option for one option share for each option for every two option shares that we accept for exchange. Therefore, the number of shares of common stock subject to the new option to be granted to you will be one half of the total number of shares subject to the options you tender, subject to adjustments for any stock splits, stock dividends and similar events. (If the options you tender are exercisable for an odd number of shares, we will round up the number of shares subject to the new option to the nearest whole number.) The shares of common stock subject to options cancelled pursuant to this offer will be returned to the pool of shares available for grants of new options under the 1998 Plan. If we receive and accept tenders of all outstanding eligible options, we will grant new options to purchase a total of approximately 323,094 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 2.5% of the total number of shares of our common stock outstanding as of June 27, 2002.

      TERMS OF NEW OPTIONS. The new stock options will be issued under the 1998 Plan, will be nonqualified stock options, and will be evidenced by new option agreements. The exercise price of the new options will equal the closing sale price of our common stock as reported by the New York Stock Exchange on the business day immediately preceding the date of grant. The new options will initially be unvested; thereafter one-half of the options will vest six months following the date of grant, one-fourth of the options will vest on the first anniversary of the date of grant, and the remaining one-fourth of the options will vest on the second anniversary of the date of grant. The new options will have a new ten-year term, starting on the new grant date. Except for the exercise price, the vesting schedule, the term and as otherwise specified in the offer, the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange.

      The following description summarizes the material terms of the 1998 Plan and the new options to be granted under the 1998 Plan. Our statements in this offer to exchange concerning the 1998 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1998 Plan and the form of option agreement under the 1998 Plan. If you would like to receive a copy of the 1998 Plan and the form of option agreement thereunder, please notify Patricia Stapleton, WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201 (e-mail: pat.stapleton@westcoasthotels.com) (telephone: (509) 777-6321). We will promptly furnish you copies of these documents at our expense.

      ELIGIBILITY. Options may be granted under the 1998 Plan to employees of or consultants to WestCoast Hospitality Corporation and its subsidiaries, as well as to non-employee members of our board of directors. Options granted under the 1998 Plan may be either incentive stock options or nonqualified stock options.

      ADMINISTRATION. The 1998 Plan is administered by the compensation committee of the board of directors. The committee may authorize the grant of options under the 1998 Plan as well as determine the terms and conditions of the options. The interpretation by the committee of any provision of the 1998 Plan or of any option granted or option agreement entered into under the 1998 Plan is final and conclusive.

      TERM. The 1998 Plan will terminate on the date of the annual meeting of the Board of Directors immediately following March 6, 2008.

      TERMINATION. The new options granted in the offer under the 1998 Plan will expire ten years after the date of grant, but they may expire earlier upon the occurrence of certain events affecting WestCoast Hospitality Corporation, such as a merger, recapitalization, reclassification, change of control, dissolution or sale of substantially all of its assets. The unvested portion of your options will terminate automatically upon termination of your employment. The vested portion of your options will be exercisable for (i) a period of 30 days following the termination of your employment for any reason other than death, disability or retirement, (ii) a period of three months following termination of your employment on account of retirement or disability, or (iii) for a period of 12 months following a termination of your employment on account of death.

      EXERCISE PRICE. The option exercise price is determined by the committee at the time an option is granted. For the new options granted under the 1998 Plan in connection with this offer, the exercise price of the options will equal the closing sale price of our common stock as reported by the New York Stock Exchange on the business day immediately preceding the date of grant.

      VESTING AND EXERCISE. Options granted under the 1998 Plan are exercisable to the extent the options are vested. The committee determines the vesting schedule for options granted under the 1998 Plan. For the new options granted in connection with this offer, one-half of the options will vest six months following the date of grant, one-fourth of the options will vest on the first anniversary of the date of grant, and the remaining one-fourth of the options will vest on the second anniversary of the date of grant.

      PAYMENT OF EXERCISE PRICE. Upon exercise of an option, the option exercise price must be paid in full either in cash or cash equivalents or through a broker-assisted cashless exercise.

      CERTAIN TRANSACTIONS. Upon the occurrence of certain events affecting WestCoast Hospitality Corporation, such as a merger, recapitalization, reclassification, change of control, dissolution or sale of substantially all of its assets, the committee has broad discretion under the 1998 Plan to determine what effect the event will have on options outstanding under the 1998 Plan. Among other things, the committee can adjust the number and kind of shares for which options are exercisable, the exercise price or the other terms of the options. The committee may also cause the options to terminate upon occurrence of the event.

      TRANSFERABILITY OF OPTIONS. Options granted under the 1998 Plan are not transferable other than by will or the laws of descent and distribution.

      OTHER AWARDS. In addition to stock options, the committee may make other awards under the 1998 Plan, including but not limited to awards of restricted stock, performance awards, and stock appreciation rights.

      U.S. FEDERAL INCOME TAX CONSEQUENCES OF STOCK OPTIONS. Options granted under the offer will be nonqualified stock options. Under current law, an option holder will not realize taxable income upon the grant of a nonqualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value on the date of exercise of the shares acquired will be compensation income taxable to the option holder. We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder, if we comply with applicable reporting requirements.

      FOREIGN INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. If you are subject to tax in a jurisdiction other than the United States, the foreign tax consequences of nonqualified stock options may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. The foreign tax consequences of the offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes due in any foreign jurisdiction as a result of the exchange offer.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, PROVINCIAL, LOCAL AND/OR FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

9.    INFORMATION CONCERNING WESTCOAST HOSPITALITY CORPORATION.

      WestCoast Hospitality Corporation is a hotel operating company that owns, operates, franchises, acquires, develops, renovates and repositions hotels in the Western United States under its proprietary brand names, "WestCoast (R) "Red Lion (R)", and related derivative usages. As of January 1, 2002, we had ownership interests and operated 44 hotel properties, managed an additional 10 properties and franchised an additional 39 properties, totaling 93 hotels in 16 states, including Alaska, Arizona, California, Colorado, Hawaii, Idaho, Minnesota, Missouri, Montana, Nebraska, Nevada, Oregon, Texas, Utah, Washington and Wyoming.

      WestCoast Hospitality Corporation is incorporated in the State of Washington. The address of our principal executive offices is 201 West North River Drive, Suite 100, Spokane, Washington 99201, and the telephone number at that address is (509) 459-6100.

      FINANCIAL INFORMATION. The following table sets forth condensed balance sheets and statements of income for WestCoast Hospitality Corporation and its subsidiaries. The condensed balance sheets as of December 31, 2000 and 2001, and the condensed statements of income for the fiscal years ended December 31, 2000 and 2001, have been derived from the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2001. The condensed balance sheet as of March 31, 2002, and the condensed statements of income for the fiscal quarters ended March 31, 2001 and 2002, have been derived from the consolidated financial statements included in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, which are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts. As of March 31, 2002, the book value per share of our common stock was $9.17.

                        WESTCOAST HOSPITALITY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  December 31                    March 31
                                                            ------------------------            ---------
                                                               2001           2000                 2002
                                                            ---------      ---------            ---------
Assets:
      Current assets:
           Cash and cash equivalents                        $   5,735      $   3,476            $   6,440
           Accounts receivable                                  9,101          6,232                8,593
           Other current assets                                25,193          1,868               25,037
                                                            ---------      ---------            ---------
              Total current assets                             40,029         11,576               40,070

      Property and equipment, net                             257,656        242,548              250,002
      Intangible assets, net                                   34,920         28,897               34,920
      Other assets, net                                        27,044         21,813               30,361
                                                            ---------      ---------            ---------
              Total assets                                  $ 359,649      $ 304,834            $ 355,353
                                                            =========      =========            =========

      Current liabilities:                                     25,939         14,567               32,129
      Minority interest in partnerships                         2,940          2,881                2,946
      Other noncurrent liabilities                            181,955        176,649              170,982
                                                            ---------      ---------            ---------
              Total liabilities                               210,834        194,097              206,057

Stockholders' equity:
      Preferred stock                                               6            ---                    6
      Additional paid-in capital, preferred stock              30,371            ---               30,371
      Common stock                                                130            129                  130
      Additional paid-in capital, common stock                 83,966         83,845               84,022
      Retained earnings                                        34,342         26,763               34,767
                                                            ---------      ---------            ---------
              Total stockholders` equity                      148,815        110,737              149,296
                                                            ---------      ---------            ---------
              Total liabilities and stockholders' equity    $ 359,649      $ 304,834            $ 355,353
                                                            =========      =========            =========

                        WESTCOAST HOSPITALITY CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  December 31                     March 31
                                                            ------------------------      ------------------------
                                                               2001           2000           2002           2001
                                                            ---------      ---------      ---------      ---------
Revenues                                                      120,633        125,806         42,469         28,152
Total expenses                                                101,605        102,258         40,964         24,845
                                                            ---------      ---------      ---------      ---------
Operating income                                               19,028         23,548          1,505          3,307

Other income (expense)                                         (6,923)       (14,421)           149         (2,234)
                                                            ---------      ---------      ---------      ---------

Income before income taxes                                     12,105          9,127          1,654          1,073
Income tax provision                                            4,503          3,306            584            397
                                                            ---------      ---------      ---------      ---------
Income before extraordinary item                                7,602          5,821          1,070            676
Extraordinary item, net of tax benefit                            (23)           ---            ---            ---
                                                            ---------      ---------      ---------      ---------
Net income                                                  $   7,579      $   5,821          1,070            676
                                                            =========      =========

Preferred stock dividend                                          ---            ---            646            ---
                                                                                          ---------      ---------
Net Income to common shareholders                                                         $     424      $     676
                                                                                          =========      =========
Income per share:

      Income per share before preferred stock dividends       $  .59         $  .45         $  .08         $  .05
      Preferred stock dividends                                  ---            ---           (.05)           ---
                                                              ------         ------         ------         ------
      Net income per share - basic and diluted                $ 0.59         $ 0.45         $  .03         $  .05
                                                              ======         ======         ======         ======
      Weighted-average shares outstanding - basic             12,953         12,941         12,970         12,945
                                                              ======         ======         ======         ======
      Weighted-average shares outstanding - diluted           13,239         13,237         13,256         13,231
                                                              ======         ======         ======         ======

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of June 30, 2002, our executive officers and non-employee directors (10 persons) as a group beneficially owned eligible options outstanding under the 1998 Plan to purchase a total of 262,477 of our shares, which represented approximately 40.7% of the shares subject to all eligible options outstanding under the 1998 Plan as of that date.

      There have been no transactions in options to purchase our shares or in our shares that were effected during the 60 days prior to July 2, 2002, by us or, to our knowledge, by any of our executive officers, directors or affiliates. There have been no grants of options to purchase our shares of common stock during the 60 days prior to July 2, 2002, except that on May 17, 2002, each of our non-employee directors was granted a ten-year option to purchase 1,000 shares of our common stock at an exercise price of $7.50 per share.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options under the 1998 Plan and for issuance upon the exercise of such new options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or any securities quotation system on which our common stock is then listed or quoted.

      We do not believe that we will incur any compensation expense solely as a result of the transactions contemplated by the offer because:

      o we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange;

      o we will not have issued any options in the six months prior to the commencement of the offer; and

      o the exercise price of all new options will equal the closing price of the common stock on the New York Stock Exchange on the business day immediately preceding the date on which we grant the new options.

      We do not intend to grant any options to tendering option holders before the scheduled new option grant date. However, if we grant any options before that date to any tendering option holder, we may incur compensation expense if those options have an exercise price that is lower than the exercise price of any options tendered in the offer. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the period until the newly granted options are exercised or expire. We would adjust this compensation expense periodically during the period through exercise or expiration based on increases or decreases in the market value of the shares subject to the newly granted options.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to conditions, including the conditions described in Section 6.

13.   MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

      U.S. FEDERAL INCOME TAX CONSEQUENCES. The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      We believe that the exchange will be treated as a non-taxable exchange, so that the option holders who exchange outstanding options for new options will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange.

      At the date of grant of the new options, the option holders will not be required under current law to recognize any income for U.S. federal income tax purposes.

      FOREIGN INCOME TAX CONSEQUENCES. If you are subject to tax in a jurisdiction other than the United States, you may be taxed on either the exchange of your options for a new option or the grant of a new option. The foreign tax consequences of this exchange offer may vary depending upon, among other things, the jurisdiction in which you are subject to tax and your particular circumstances. You are responsible for reporting and paying any taxes due in any foreign jurisdiction as a result of the exchange offer.

14.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders.

      We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

      Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

      If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

      If we decide to take any of the following actions, we will give you notice of such action in the manner specified in this Section 14, and if the offer is scheduled to expire earlier than the tenth business day after we give you that notice, we will also extend the offer so that this offer is open for a period of at least ten business days after the date of such notice:

      o we increase or decrease the amount of consideration offered for the options; or

      o  we decrease the number of options eligible to be tendered in the offer.

15.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

16.   ADDITIONAL INFORMATION.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the offer. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

      o Our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2002 annual meeting of shareholders, filed with the SEC on April 9, 2002;

      o Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

      o The description of our common stock included in our registration statement on Form 8-A, filed with the SEC on January 13, 1997; and

      o All documents subsequently filed by us, during the pendency of the offer to exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this offer to exchange and before the expiration date.

      The SEC file number for these filings is 001-13957. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC's Public Reference Room at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov, and through a link on our own Internet site at http://www.westcoasthotels.com.

      Our common stock is listed on the New York Stock Exchange under the symbol WEH.

      We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                        WestCoast Hospitality Corporation
                      201 West North River Drive, Suite 100
                            Spokane, Washington 99201
                            Attn: Patricia Stapleton

or by telephoning Ms. Stapleton at (509) 777-6321 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

      The information contained in this offer to exchange about WestCoast Hospitality Corporation should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

      This offer to exchange and the SEC reports we refer to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Exchange Act. When used in this offer to exchange and such SEC reports, words such as anticipate, believe, estimate, expect, intend and plan as they relate to WestCoast Hospitality Corporation or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Sections 27A(b)(2)(C) of the Securities Act and 21E(b)(2)(C) of the Exchange Act expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with a tender offer such as this offer to exchange. The documents filed by WestCoast Hospitality Corporation with the SEC, including our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

      We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.



WESTCOAST HOSPITALITY CORPORATION                                  July 2, 2002

                                   SCHEDULE A

                             INFORMATION CONCERNING
                      THE DIRECTORS AND EXECUTIVE OFFICERS
                      OF WESTCOAST HOSPITALITY CORPORATION

      The directors and executive officers of WestCoast Hospitality Corporation and their positions and offices as of July 2, 2002 are set forth in the following table:


        NAME                           POSITION AND OFFICES HELD

=====================     ======================================================

Donald K. Barbieri        President, Chief Executive Officer and Chairman of the
                            Board

Arthur M. Coffey          Executive Vice President, Chief Financial Officer and
                            Director

Richard L. Barbieri       Executive Vice President, General Counsel and Director

Sharon Sanchez            Executive Vice President of the Hotel Division

Thomas M. Barbieri        Senior Vice President for Project Development and
                            Director

Shannon E. Kapek          Vice President, Financial Reporting

Stephen R. Blank          Director

Rodney D. Olson           Director

Peter F. Stanton          Director

Ronald R. Taylor          Director


      The address of each director and executive officer is: c/o WestCoast Hospitality Corporation, 201 West North River Drive, Suite 100, Spokane, Washington 99201.